                              AMENDED AND RESTATED

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                         AIM SPECIAL OPPORTUNITIES FUNDS

                                       AND

                          AIM INVESTMENT SERVICES, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1    TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT               3

ARTICLE 2    FEES AND EXPENSES                                                5

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT             6

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE FUND                       6

ARTICLE 5    INDEMNIFICATION                                                  7

ARTICLE 6    COVENANTS OF THE FUND AND THE TRANSFER AGENT                     8

ARTICLE 7    TERMINATION OF AGREEMENT                                         9

ARTICLE 8    ADDITIONAL FUNDS                                                 9

ARTICLE 9    LIMITATION OF SHAREHOLDER LIABILITY                              9

ARTICLE 10   ASSIGNMENT                                                       9

ARTICLE 11   AMENDMENT                                                       10

ARTICLE 12   TEXAS LAW TO APPLY                                              10

ARTICLE 13   MERGER OF AGREEMENT                                             10

ARTICLE 14   COUNTERPARTS                                                    10

                              AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT

          AGREEMENT made as of the 1st day of July, 2005, by and between AIM Special Opportunities Funds, a Delaware statutory trust, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Fund"), and AIM Investment Services, Inc., a Delaware corporation, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Transfer Agent").

          WHEREAS, the Transfer Agent is registered as such with the Securities and Exchange Commission (the "SEC"); and

          WHEREAS, the Fund is authorized to issue shares in separate series and classes, with each such series representing interests in a separate portfolio of securities and other assets and each such class having different distribution arrangements; and

          WHEREAS, the Fund on behalf of the retail and institutional share classes of each of the Portfolios thereof (the "Portfolios") desires to appoint the Transfer Agent as its transfer agent, and agent in connection with certain other activities, with respect to the Portfolios, and the Transfer Agent desires to accept such appointment;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
               TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT

          1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the authorized and issued shares of beneficial interest of the Fund representing interests in the retail and institutional share classes of each of the respective Portfolios ("Shares"), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders of each of the Portfolios (the "Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program, as provided in the currently effective prospectus and statement of additional information (the "Prospectus") of the Fund on behalf of the Portfolios.

          1.02 The Transfer Agent agrees that it will perform the following services:

          (a) The Transfer Agent shall, in accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and the Transfer Agent:

               (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Charter of the Fund (the "Custodian");

               (ii) pursuant to purchase orders, issue the appropriate number of
                    Shares and hold such Shares in the appropriate Shareholder account;

               (iii) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

               (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Fund;

               (v) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

               (vi) prepare and transmit payments for dividends and
                    distributions declared by the Fund on behalf of the Shares;

               (vii) maintain records of account for and advise the Fund and its
                    Shareholders as to the foregoing; and

               (viii) record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-1O(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding.

          The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which function shall be the sole responsibility of the Fund.

          (b) In addition to the services set forth in the above paragraph (a), the Transfer Agent shall: perform the customary services of a transfer agent, including but not limited to maintaining all Shareholder accounts, mailing Shareholder reports and prospectuses to current Shareholders, preparing and mailing confirmation forms and statements of accounts to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

          (c) Procedures as to who shall provide certain of these services in
Article 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its other agents may perform these services on the Fund's behalf.

          1.03 The Transfer Agent may, from time to time, as agent for and on behalf of the Fund enter into certain sub-transfer agency, omnibus account service, sub-accounting, and networking agreements (collectively, "third-party servicing arrangements"), all of which agreements shall be in writing, whereby a broker/dealer or other third party agrees to provide individual shareholder and/or record keeping services with respect to investments in the Portfolios that would otherwise be required to be provided by the Transfer Agent hereunder. The types of accounts serviced through these third-party servicing arrangements may generally include (i) direct investments by individuals whose Shares are held in an omnibus account maintained with the Transfer Agent by a broker or sub-transfer agent; (ii) investments made through various types of retirement and college savings plans; and (iii) investments made through variable group annuities, funds of funds, and other investment vehicles which utilize the Funds as underlying investments. Such third-party servicing arrangements shall, at a minimum, provide that:

          (a) shares of the Portfolios will be purchased and redeemed pursuant to the terms of the Prospectus;

          (b) intermediaries appointed as agents of the Fund for purposes of receiving orders for the purchase and redemption of Shares will record time and date of the receipt of such orders and will, upon reasonable request, provide such records or access to the Fund, the Transfer Agent and their respective auditors and agents for inspection;

          (c) beginning no later than October 16, 2006, such intermediaries will promptly upon request by the Fund, provide to the Fund, the Transfer Agent and their respective auditors and agents access to all information regarding the Shareholders and their purchase, redemption and exchange activity within accounts maintained by such intermediary, including, but not limited to, the Taxpayer Identification Number of all Shareholders that purchased, redeemed, transferred or exchanged Shares held through an account with such intermediary, and the amount and dates of such Shareholder purchases, redemptions, transfers and exchanges.

          (d) beginning no later than October 16, 2006, such intermediaries will execute any instructions from the Fund or the Transfer Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund or the Transfer Agent as having engaged in transactions of Shares (directly or indirectly through the intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund; and

          (e) such intermediaries will cooperate with the Fund and the Transfer Agent in monitoring and controlling any trading activities of such Shareholders that the Fund or the Transfer Agent, either in its sole discretion, determines to be detrimental or potentially detrimental to other Shareholders of the Fund.

          Such third-party servicing arrangements may, but are not required to, further provide that such intermediaries may designate sub-agents for purposes of receiving orders for the purchase and redemption of Shares pursuant to the minimum terms and conditions outlined above, provided that an intermediary appointing such a sub-agent remains contractually responsible for the receipt and processing of orders received by such sub-agent.

          The Fund, or the Transfer Agent as agent for and on behalf of the Fund, shall maintain copies of all written agreements evidencing third-party servicing arrangements that are in effect, or that were in effect at any time during the past six years, in an easily accessible place.

                                    ARTICLE 2
                                FEES AND EXPENSES

          2.01 For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent fees as set forth in Schedule A, attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

          2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses or advances incurred by the Transfer Agent for the items set forth in Schedule A. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Shares.

          2.03 The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

          2.04 All fees payable under third-party servicing arrangements shall be an obligation of the Transfer Agent and not the Portfolios (with the exception of certain out-of-pocket expenses and advances identified under
Section 2.02, above, and payments made with respect to the servicing of accounts invested in Institutional Class shares).

                                    ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

          The Transfer Agent represents and warrants to the Fund that:

          3.01 It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

          3.02 It is duly qualified to carry on its business in Delaware and in Texas.

          3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

          3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

          3.06 It is registered as a Transfer Agent as required by the federal securities laws.

          3.07 This Agreement is a legal, valid and binding obligation to it.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE FUND

          The Fund represents and warrants to the Transfer Agent that:

          4.01 It is a statutory trust duly organized and existing and in good standing under the laws of Delaware.

          4.02 It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

          4.03 All corporate proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

          4.04 It is a management investment company registered under the Investment Company Act of 1940, as amended.

          4.05 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, with respect to all Shares of the Fund being offered for sale.

                                    ARTICLE 5
                                 INDEMNIFICATION

          5.01 The Transfer Agent shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio, indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

          (b) the Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

          (c) the reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents or services which (i) are received or relied upon by the Transfer Agent or its agents or subcontractors and/or furnished to it or performed by on behalf of the Fund, and (ii) have been prepared, maintained and/or performed by the Fund or any other person or firm on behalf of the Fund; provided such actions are taken in good faith and without negligence or willful misconduct;

          (d) the reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio; provided such actions are taken in good faith and without negligence or willful misconduct; or

          (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

          5.02 The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

          5.03 At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable to and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

          5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

          5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

          5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                                    ARTICLE 6
                  COVENANTS OF THE FUND AND THE TRANSFER AGENT

          6.01 The Fund shall, upon request, on behalf of each of the Portfolios promptly furnish to the Transfer Agent the following:

          (a) a certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

          (b) a copy of the Agreement and Declaration of Trust and By-Laws of the Fund and all amendments thereto.

          6.02 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

          6.03 The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          6.04 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

                                    ARTICLE 7
                            TERMINATION OF AGREEMENT

          7.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

          7.02 Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolios. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

                                    ARTICLE 8
                                ADDITIONAL FUNDS

          8.01 In the event that the Fund establishes one or more series of Shares in addition to the Portfolios with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

                                    ARTICLE 9
                       LIMITATION OF SHAREHOLDER LIABILITY

          9.01 Notice is hereby given that this Agreement is being executed by the Fund by a duly authorized officer thereof acting as such and not individually. The obligations of this Agreement are not binding upon any of the trustees, officers, shareholders or the investment advisor of the Fund individually but are binding only upon the assets and property belonging to the Fund, on its own behalf or on behalf of a Portfolio, for the benefit of which the trustees or directors have caused this Agreement to be executed.

                                   ARTICLE 10
                                   ASSIGNMENT

          10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

          10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          10.03 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with any entity which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 as amended ("Section 17A(c)(1)");

provided, however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

                                   ARTICLE 11
                                    AMENDMENT

          11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

                                   ARTICLE 12
                               TEXAS LAW TO APPLY

          12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Texas.

                                   ARTICLE 13
                               MERGER OF AGREEMENT

          13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

                                   ARTICLE 14
                                  COUNTERPARTS

          14.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                        AIM SPECIAL OPPORTUNITIES FUNDS


                                        By: /s/ Robert H. Graham
                                            ------------------------------------
                                            President


ATTEST:


/s/ Jim Coppedge
-------------------------------------
Assistant Secretary


                                        AIM INVESTMENT SERVICES, INC.


                                        By: /s/ William J. Galvin, Jr.
                                            ------------------------------------
                                            President


ATTEST:


/s/ Jim Coppedge
-------------------------------------
Assistant Secretary

                                   SCHEDULE A

1.   RETAIL SHARE CLASSES

          OPEN ACCOUNT FEE. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts holding Class A, A3, B, C, K, R, AIM Cash Reserve and Investor Class Shares and AIM Summit Fund Shares that are open during any monthly period at a rate of $17.08, whether such account is serviced directly by the Transfer Agent or by an intermediary pursuant to third-party servicing arrangements of the type provided for in
Section 1.03 of the Agreement.

          CLOSED ACCOUNT FEE. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts which previously held Class A, A3, B, C, K, R, AIM Cash Reserve and Investor Class Shares and AIM Summit Fund Shares that were closed during any monthly period at a rate of $0.70, to be paid for twelve months following the date on which an account was closed, whether such account is serviced directly by the Transfer Agent or by an intermediary pursuant to third-party servicing arrangements of the type provided for in Section 1.03 of the Agreement.

          DETERMINING NUMBER OF BILLABLE ACCOUNTS. To the extent an intermediary servicing accounts pursuant to a third-party servicing arrangement is unable to provide the number of accounts being serviced (a "non-reporting service provider"), the Transfer Agent may estimate the number of open accounts being serviced by the non-reporting service provider by applying the average size of an account being serviced by the Transfer Agent and all intermediaries who are able to report the number of accounts being serviced (the "reporting service providers") to the total assets invested in a given Portfolio through the accounts maintained by such non-reporting service provider. The Transfer Agent may then estimate the number of closed accounts being serviced by the non-reporting service provider by applying the ratio of closed accounts to open accounts being serviced by the Transfer Agent and all reporting service providers to the estimated number of open accounts being serviced by the non-reporting service provider.

          BILLING OF FEES. Both the Open and Closed Account Fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

2.   INSTITUTIONAL SHARE CLASSES

          ACCOUNTS SERVICED BY THE TRANSFER AGENT. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of the Institutional Class Shares of each Portfolio to pay the Transfer Agent a fee equal to $2.00 per trade executed, to be billed monthly in arrears.

          ACCOUNTS SERVICED BY THIRD PARTIES. The Fund agrees to reimburse the Transfer Agent for fees paid by the Transfer Agent to intermediaries who service accounts invested in Institutional Class Shares of a Portfolio pursuant to third-party servicing arrangements of the type provided for in Section 1.03 of the Agreement.

          CAP ON TRANSFER AGENCY FEES AND EXPENSES. The Transfer Agent agrees to waive the right to collect any fee or reimbursement to which it is entitled hereunder to the extent that collecting such fee or reimbursement would cause the fees and expenses incurred hereunder by the Institutional Class Shares of any given Portfolio to exceed 0.10% of the average net assets attributable to such Class of such Portfolio.

3.   INVESTMENT CREDITS

          The total fees due to the Transfer Agent from all funds affiliated with the Fund shall be reduced by an amount equal to the investment income earned by the Transfer Agent, if any, on the balances of the disbursement accounts for those funds. Such credits shall first be allocated to the Institutional Class, if any, of a Portfolio based upon the number of accounts holding shares of such Class relative to the total number of accounts holding all Classes of shares in the Portfolio. The Portfolio's remaining fiscal year-to-date credits shall be allocated among accounts holding Class A, A3, B, C, K, R, AIM Cash Reserve and Investor Class Shares and AIM Summit Fund Shares, as applicable, on the basis of fiscal year-to-date average net assets.

4.   OUT-OF-POCKET EXPENSES

          The Fund shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses relating to the procurement of the following goods and services, as they relate to the performance of the Transfer Agent's obligations set forth in Article I of the Agreement, including, but not limited to:

     - Remote access, license and usage charges paid by the Transfer Agent for use of shareholder record keeping and related systems provided by DST Systems, Inc., and used by the Transfer Agent to service Shareholder accounts, including but not limited to:

          - TA2000(R), the record keeping system on which records related to most Shareholder accounts will be maintained;

          - TRAC2000(R), the record keeping system on which records related to Shareholder accounts held by and through employer-sponsored retirement plans are maintained;

          - Automated Work Distributor(TM), a document imaging, storage and distribution system;

          - Financial Access Network, a computer system and related software applications which will provide the necessary interfaces to allow customers to access account information residing on the TA2000 and TRAC2000 systems through aiminvestments.com; and

          - PowerSelect(TM), a reporting database that the Transfer Agent can query to produce reports derived from Shareholder account data residing on the TA2000 and TRAC2000 systems.

     -    Client specific system enhancements.

     - Computer terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines.

     -    Magnetic media tapes and related freight.

     - Microfiche, microfilm and electronic image scanning equipment, production and storage costs.

     - Telephone and telecommunication costs, including all lease, maintenance and line costs.

     - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors.

     -    Duplicating services.

     -    Courier services.

     -    Ad hoc reports.

     - Programming costs, system access and usage fees, electronic presentment service fees, data and document delivery fees, and other related fees and costs paid by the Transfer Agent to Fiserv Solutions, Inc., which relate to the printing and delivery of the following documents to Shareholders and to each Shareholder's broker of record:

          -    Investment confirmations;

          -    Periodic account statements;

          -    Tax forms; and

          -    Redemption checks.

     - Printing costs, including, without limitation, the costs associated with printing certificates, envelopes, checks, stationery, confirmations and statements.

     -    Postage (bulk, pre-sort, ZIP+4, bar coding, first class).

     -    Shipping, certified and overnight mail and insurance.

     -    Certificate insurance.

     - Banking charges, including without limitation, incoming and outgoing wire charges.

     -    Check writing fees.

     -    Federal Reserve charges for check clearance.

     -    Rendering fees.

     -    Third party audit reviews.

     -    Due diligence mailings.

     - Shareholder information and education mailings, including, but not limited to, periodic shareholder newsletters and tax guides.

     - Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities.

          The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing. In addition, the Fund will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

          Out-of-pocket expenses incurred by the Transfer Agent hereunder shall first be allocated among the series portfolios of the AIM Funds based upon the number of open accounts holding shares in such portfolios. Such out-of-pocket expenses that have been allocated to a Portfolio shall be further allocated to the Institutional Class, if any, of such Portfolio based upon the number of accounts holding shares of such Class relative to the total number of accounts holding shares of all Classes in the Portfolio. The remaining amount of the Portfolio's fiscal year-to-date out-of-pocket expenses shall be further allocated among accounts holding Class A, A3, B, C, K, R, AIM Cash Reserve and Investor Class Shares and AIM Summit Fund Shares, as applicable, on the basis of fiscal year-to-date average net assets.

5.   DEFINITIONS

     As used in this Fee Schedule, "AIM Funds" shall mean all investment companies and their series portfolios, if any, comprising, from time to time, the AIM Family of Funds(R).


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